Exhibit 99.1

August 15, 2005

Mr. FCStone Group Shareholder

Anytown, USA

Dear Shareholder:

I am pleased to report on the results so far of a year of historic structural change at FCStone Group, Inc (“Company”).

On March 1, 2005 a membership meeting was held in Des Moines, Iowa to determine if Company should restructure from a cooperative to a stock company. The restructuring was overwhelmingly approved, with over 93% of the members represented at the meeting voting in favor.

To effect the restructuring, existing Class A and Class B common and preferred shares were converted into new common shares at the rate of one new common share for each $10 in book equity value. In addition, the appraised market value of the equity of the Company in excess of the book equity was distributed to the member stockholders, together with subscription rights to buy further new common shares at $10 per share, on April 15, 2005. This distribution was based on each member’s prorated share of the previous three years patronage.

Subscription rights were exercised in the amount of $1.7 million. I want to thank all of our shareholders for the confidence they have in Company, and particularly those that made an additional investment in the Company through the exercise of their subscriptions.

An Employee Stock Ownership Plan or ESOP has also been organized as a part of the restructuring. As a result, qualifying FCStone employees were offered an opportunity to invest up to one-third of their individual 401/k portfolios in the new Company common stock through the ESOP. This opportunity was concluded on July 22, 2005 with the commitment of $4.6 million by the employees. This investment by employees is a testament to the confidence, commitment and belief that the employees have in the future of Company.

In 2001, when your Board of Directors began the process of looking at alternative structures and sources of capital for the Company, a number of goals and objective were established. They were:

•	Maintain or improve high level of service to members.

•	Generate additional capital to continue to grow risk management related commodities business.

•	Maintain control of company with current members.

•	Allow members to participate in non-member company growth.

•	Provide limited stock liquidity to members.

With the successful restructuring, we believe that all of these objectives have been met.

We continue to offer a high level of service to our core customer shareholders and are well positioned to continue to improve on that high standard. The Company’s mission continues to be to add bottom line results to its customers and its goal is to provide the platforms, instruments, information and strategies that enhance their profitability. Our commitment to this mission and this goal is unwavering and our ability to deliver results is stronger than ever.

Additional capital of $6.3 million has been generated through additional investment in the Company through the exercise of subscription rights and employee investment in the ESOP.

Control of the company has been maintained through the ownership of the stock by the original members of the company and by preserving the previously existing regional grass roots nomination process for candidates for election to the Board of Directors.

Shareholders have participated in the prior growth of the Company through the distribution of the current appraised value of equity as provided by the restructuring and will participate in any future growth through what we hope will be increasing value of their common shares and by distribution of cash dividends as declared by the Board of Directors.

Stock liquidity will be provided through the development of systems informing buyers and sellers, from among the existing shareholders of FCStone, of interest in acquiring or selling FCStone stock. This will be done through the use of periodic mailings and by notification through the use of a secure shareholder web site. Potential buyers and sellers should note that shares are not evidenced by certificates and may be transferred only on the stock record books maintained by the company. The company’s bylaws allow free transferability among existing shareholders, up to a maximum of 5% individual company ownership of the outstanding shares. Other transfers require Board approval. The company’s Articles provide a lien on the stock for any amount owed to Company or its affiliates. Transfers of stock should be cleared of any existing liens through our legal department prior to execution.

On August 8, 2005, Company was the successful bidder at the auction of Company stock conducted by the Farmland Industries bankruptcy trustee. The purchase, which was completed at a discount to the $10 per share value that was the basis of the restructuring was undertaken by the Company to capture the discount made available by the bankruptcy sale for the benefit of all shareholders.

Through the first nine months of fiscal 2005 Company. continues to experience growth and expanded opportunities. The financial results through May 31, 2005 show combined income before tax and minority interest of $8.3 million compared to $7.8 million in 2004. Additional information regarding the Company’s results of operations for the first nine months of fiscal 2005 are reported in the Company’s Quarterly Report on Form 10-Q, filed on July 15, 2005, which is available on the Internet at www.sec.gov.

This year has been an exciting and challenging time for the Company. The vision, guidance and foresight as provided by our the Board of Directors and member focus groups have set the Company on a clear course toward continued success in serving its customers while enhancing shareholder value and rewarding and motivating our employees.

I want of thank you for your business, the opportunity to work with you, and the commitment you have shown to FCStone.

Sincerely,

Pete Anderson

THIS LETTER TO SHAREHOLDERS MAY CONTAIN “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. NATURALLY, ALL FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTY AND ACTUAL RESULTS OR EVENTS COULD BE MATERIALLY DIFFERENT. ALTHOUGH WE BELIEVE THAT OUR EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS, WE CAN GIVE NO ASSURANCE THAT OUR GOALS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE: GENERAL ECONOMIC CONDITIONS IN OUR PRINCIPAL MARKETS; RISK OF LEGAL PROCEEDINGS; GOVERNMENTAL REGULATION AND UNCERTAIN LEGAL AND REGULATORY DEVELOPMENTS; RECRUITMENT AND RETENTION OF KEY PERSONNEL; THE CREDITWORTHINESS OF OUR CUSTOMERS; AND THE AVAILABILITY OF ADDITIONAL CAPITAL TO FUND FUTURE COMMITMENTS AND EXPANSION AND THE COST AND TERMS OF FINANCING. IN LIGHT OF THESE RISKS, UNCERTAINTIES, AND ASSUMPTIONS, THE FORWARD-LOOKING EVENTS DISCUSSED MIGHT NOT OCCUR.